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INVESTOR RIGHTS AND MANAGEMENT AGREEMENT

This Investor Rights and Management Agreement (this “Agreement”) is dated as of September 10, 2024 (the “Effective Date”) and is between Farmhouse Inc., a Nevada Corporation (the “CompanyCompany”), Thrown, LLC, a Delaware limited liability company (“Thrown”), and Investors set forth in on the signature page hereof (the “Investors”) and certain major stockholders of Company (“Key Holders”) set forth in on the signature page hereof. Capitalized terms used and not otherwise defined in this Agreement, or in the attached Exhibit A - “Defined Terms”, shall have the meaning given to such term in the Share Exchange Agreement (the “SEA”), dated as of the date hereof by and among Company, Thrown, and the Investors.

RECITALS

WHEREAS, pursuant to the SEA, the Investors are selling, transferring, conveying, assigning, and delivering their Membership Units to Company (in accordance with the Thrown JV Agreement) in exchange for Company Stock and Company is issuing the Members Company Stock as set forth on Exhibit A to the SEA (such exchange of Membership Units for Company Stock, the “Equity Exchange”);

WHEREAS, as a result of the Exchange, Company became the sole “Member” and “Managing Member” of Thrown as such term is defined in the Thrown JV Agreement;

WHEREAS, pursuant to the SEA, delivered to Company their Membership Units free and clear of all Liens and other encumbrances;

WHEREAS, as a condition precedent to the obligations of the Investors and Thrown to enter into and complete the Equity Exchange under the SEA, Company agreed to be bound by the obligations set forth in this Agreement and to grant to Investors the rights set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

The parties agree as follows:

1.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

1.1Authorization.  All corporate action has been taken, or will be taken prior to the applicable Closing, on the part of the Board and stockholders that is necessary for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the Effective Date under this Agreement.  This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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2.COVENANTS OF THE COMPANY.

2.1Additional Rights and Obligations.  If, within eighteen (18) months after the Effective Date, the Company offers securities in any equity financing having an anticipated aggregate offering price of at least $1,000,000, but excluding the Financing set forth in Section 5.1(a) of the SEA(the “Next Financing”) that (a) have rights, preferences or privileges that are more favorable than the terms of the shares of Company Stock, such as price-based anti-dilution protection, or (b) provide all such future investors other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to the Investors with respect to the shares of Company Stock (with appropriate adjustment for economic terms or other contractual rights), subject to such Investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (such documents, the “Next Financing Documents”).  The Company shall pay the reasonable fees and expenses, not to exceed $5,000 in the aggregate, of one counsel for the Investors in connection with the Investors’ review, execution, and delivery of the Next Financing Documents.  Notwithstanding anything herein to the contrary, subject to the provisions of Section 7.9, upon the execution and delivery of the Next Financing Documents by Investors holding a majority of the then-outstanding shares of Company Stock held by all Investors, this Agreement (excluding any then-existing and outstanding obligations) shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

2.2Assignment of Company’s Preemptive Rights.  The Company shall obtain at or prior to the Initial Closing, and shall maintain, a right of first refusal with respect to transfers of shares of Common Stock by each holder thereof, subject to certain standard exceptions. If the Company elects not to exercise its right of first refusal with respect to a proposed transfer of the Company’s outstanding securities by any Key Holder, the Company shall assign such right of first refusal to the Investor.  In the event of such assignment, each Investor shall have a right to purchase that portion of the securities proposed to be transferred by such Key Holder equal to the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares of Company Stock owned by such Investor, to (b) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares of Company Stock owned by all Investors.

2.3Reservation of Common Stock.  The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Company Stock, all Common Stock issuable from time to time upon conversion of that number of shares of Company Stock equal to the Total Shares Authorized for Sale, regardless of whether or not all such shares have been issued at such time.

3.PARTICIPATION RIGHT.

3.1General.  Each Investor has the right of first refusal to purchase the Investor’s Pro Rata Share of any New Securities (as defined below) that the Company may from time to time issue after the Effective Date, provided, however, the Investor will have no right to purchase any such New Securities if the Investor cannot demonstrate to the Company’s reasonable satisfaction that such Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act.  A Investor’s “Pro Rata Share” for means the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares of Company Stock owned by such Investor, to (b) the Fully-Diluted Share Number.

3.2New Securities.  “New Securities” means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that “New Securities” does not include: (a) shares

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of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the Effective Date and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the Effective Date to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Company Stock issued pursuant to this Agreement or the SEA; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

3.3Procedures.  If the Company proposes to undertake an issuance of New Securities, it shall give notice to each Investor of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities.  Each Investor will have (10) days from the date of notice, to agree in writing to purchase such Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s Pro Rata Share).

3.4Failure to Exercise.  If the Investors fail to exercise in full the right of first refusal within the 10-day period, then the Company will have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Investors.  If the Company has not issued and sold the New Securities within the 120-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering those New Securities to the Investors pursuant to this Section 3.

4.MANAGEMENT OF THROWN; INVESTORS CONSENT RIGHTS.

4.1Delegation of Thrown Management.

4.1.1To the fullest extent permissible under applicable law and the Company Org Documents, Company delegates to the Thrown Management Committee all of Company’s power and authority as Managing Member of Thrown, including, without limitation, to take, in the name of and on behalf Thrown, or to cause Thrown to take, (i) such actions in the ordinary course conduct of the operations, business and affairs of Thrown as the Thrown Management Committee shall determine to be necessary, advisable or appropriate and (ii) such other actions as shall be determined by the Company Board from time to time (the “Delegation”). For the avoidance of doubt, the Delegation shall include full power and authority to bind Thrown, except as otherwise provided herein. During the Delegation, Company will consult and collaborate with the Thrown Management Committee on decisions on overall brand and product direction of Thrown but, in case of deadlock, such decisions fall solely within the discretion the Thrown Management Committee.

4.1.2Mr. Faheem Rashad Najm shall remain the CEO of the Company and his current employment benefits shall either remain the same or improved, but in no circumstance undermined for the next thirty-six (36) months. Any breach of this clause shall automatically accelerate the payment of this agreement and convert the payment method from stocks to cash, to its fullest amount as if the Revenue

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calculations set forth in the Earnout Agreement between the parties, dated as of the date hereof, had been entirely fulfilled. Notwithstanding the foregoing, Investors can seek any other remedy available to it at law.

4.2Actions Requiring Thrown Management Committee Consent. To the fullest extent permissible under applicable law, none of the Company Board, Company as Managing Member of Thrown, nor Thrown, shall, without the prior written approval of the Thrown Management Committee and the Company Board, including the Thrown nominee, enter into any commitment to:

4.2.1Amend, modify or waive the Certificate of Formation, Thrown JV Agreement, or this Agreement; provided that the Managing Member may, without prior consent, amend Schedule A to the Thrown JV Agreement following any new issuance, redemption, repurchase or transfer of membership interests in accordance with the Thrown JV Agreement;

4.2.2Make any material change to the nature of the Business conducted by Thrown or enter into any business other than the Business (as defined in the Thrown JV Agreement);

4.2.3Issue additional Membership Interests or admit additional Members to Thrown;

4.2.4Incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;

4.2.5Make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget;

4.2.6Appoint or remove Thrown’s auditors or make any changes in the accounting methods or policies of Thrown (other than as required by GAAP);

4.2.7Hire or terminate any executive officer;

4.2.8Adopt or modify Thrown’s Budget;

4.2.9Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by Thrown of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

4.2.10Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by Thrown of any assets, other than sales of inventory in the ordinary course of business consistent with past practice;

4.2.11Establish a subsidiary or enter into any joint venture or similar business arrangement;

4.2.12Settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Thrown;

4.2.13Initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities;

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4.2.14Make any investments in any other Person in excess of the amount contemplated by the Budget; or

4.2.15Dissolve, wind-up or liquidate Thrown or initiate a bankruptcy proceeding involving Thrown.

5.ELECTION OF BOARD OF DIRECTORS.

5.1Voting; Board Composition.  Subject to the rights of the stockholders to remove a director for cause in accordance with applicable law, during the term of this Agreement, the Key Holders shall vote (or consent pursuant to an action by written consent of the stockholders) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by the Key Holders (the “Voting Shares”), or to cause the Voting Shares to be voted, in such manner as may be necessary to elect (and maintain in office) as the members of the Board:

(a)Evan Horowitz;

(b) Michael Landau;

(c)Leslie Katz;

(d)an individual designated at Closing in a writing delivered to the Company and signed by stockholders of Company who then hold a majority of the then-outstanding shares of Company;

(e)an individual designated from time to time in a writing delivered to the Company and signed by Thrown Management Committee (the “Thrown Designee”);

Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, the Key Holders shall not take any action to remove an incumbent Thrown Designee or to designate a new Thrown Designee unless such removal or designation of a Thrown Designee is approved in a writing signed by the parties entitled to designate the Board Designee. Each Keyholder hereby appoints, and shall appoint, the then-current Chief Executive Officer of the Company, as the Keyholders’ true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all shares of the Key Holders’ capital stock held by the Key Holders as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of the Key Holders if, and only if, the Key Holders (a) fail to vote or (b) attempt to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of the Key Holders’ Voting Shares or execute such other instruments in accordance with the provisions of this Agreement within five days of the Company’s or any other party’s written request for the Key Holders’ written consent or signature.  The proxy and power granted by each Keyholders pursuant to this Section are coupled with an interest and are given to secure the performance of the Key Holder’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term of this Agreement.  The proxy and power, so long as any Key Holder is an individual, will survive the death, incompetency and disability of such Key Holder and, so long as any Key Holder is an entity, will survive the merger or reorganization of the Key Holder or any other entity holding Voting Shares.

6.INDEMNIFICATION. Company agrees to indemnify and hold the each member of the Thrown Management Committee (each, a “Covered Person”) harmless from any losses, damages, liabilities, penalties, or interest (including reasonable attorneys’ fees and costs, including those incurred by any member of the Thrown Management Committee in enforcing his or her rights under this paragraph)

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which the Thrown Management Committee reasonably incurs in performing the Delegation; provided, however, that such indemnity shall not apply to claims which are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, violation of law, fraud, or willful misconduct of such Covered Person.   Company’s foregoing obligations will survive any termination of the Covered Person’s provision of management services. To the extent the Company obtains D&O insurance each Covered Person will be named as an insured beneficiary under such insurance.

7.GENERAL PROVISIONS.

7.1Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  No Investor may transfer Shares unless each transferee agrees to be bound by the terms of this Agreement.

7.2Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

7.3Counterparts; Facsimile or Electronic Signature. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.4Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  References to sections or subsections within this set of Agreement Terms shall be deemed to be references to the sections of this set of Agreement Terms contained in Exhibit B to the Agreement, unless otherwise specifically stated herein.

7.5Notices.  All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications must be sent to the respective parties at their address as set forth on the signature page or Schedule 1, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 7.5.

7.6Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding a majority of the then-outstanding shares of Company Stock (or Common Stock issued on conversion thereof); provided, however, that any amendment to Section 4 or Section 5.1(a) will also require the additional written consent of the holders of a majority of the outstanding shares of the Company Stock then held by all of the Investors.  Notwithstanding the foregoing, the addition of a party to this Agreement pursuant to a transfer of Shares in accordance with Section 7.1 will not require any further consent. Any amendment or waiver effected in accordance with this Section 7.6 will be binding upon the Investors, the Key Holders, each transferee of the

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shares of Company Stock (or the Common Stock issuable upon conversion thereof) or Common Stock from a Investor or Key Holders, as applicable, and each future holder of all such securities, and the Company.

7.7Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

7.8Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

7.9Term; Termination. This Agreement and the Delegation hereunder shall run from the Effective Date until the earlier of (i) termination pursuant to Section 7.9.1 or 7.9.2 or (ii) the date thirty-six (36) months from the Effective Date, unless extended by the written consent of both Parties (such period of Delegation and any extensions, the “Term”). This Agreement and/or the Delegation hereunder may be terminated:

7.9.1By mutual agreement of Company and the Thrown; or

7.9.2Upon either Party’s uncured material breach of this Agreement;

A Party is in uncured material breach of this Agreement if a Party received notice of material breach from the other Party and fails to cure such breach within thirty (30) days.

7.10Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Vegas, Nevada before an arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

7.11Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[SIGNATURE PAGES FOLLOW]

1.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Farmhouse Inc.
By:
Name:	Evan Horowitz
Title:	CEO

[SIGNATURE PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

KEY HOLDERS:
Evan Horowitz	THE MICHAEL AND AMIE LANDAU LIVING TRUST U/A DATED 10/20/2020
By:	By:
Title:

[SIGNATURE PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THROWN:		INVESTORS:
By:

Name:	Faheem Rashad Najm
Title:	CEO

1.

[SIGNATURE PAGES]

EXHIBIT A

DEFINED TERMS

“Budget” shall have the meaning set forth in the Thrown JV Agreement.

“Company Board” shall have the meaning set forth in the SEA

“Managing Member” shall have the meaning set forth in the Thrown JV Agreement.

“Key Holders” shall have the meaning set forth in Schedule 1 hereto.

“Thrown Management Committee” shall have the meaning set forth in the SEA.

A-1

SCHEDULE 1

Schedule of Investors & Key Holders

INVESTORS:

Name, Address of Investor
Faheem Najm, 380 West Crossville Rd. Roswell, GA 30075

Jason Tucker 3104 E Camelback Road 2917 Phoenix, AZ 85016
Melissa Tucker 3104 E Camelback Road 2917 Phoenix, AZ 85016

KEY HOLDERS:

Name, Address of Key Holder	Shares of Company Stock Held
THE MICHAEL AND AMIE LANDAU LIVING TRUST U/A DATED 10/20/2020 4 LISA CT SAN RAFAEL, CA 94903	3,739,272
EVAN HOROWITZ 880 CORBETT AVE #4 SAN FRANCISCO, CA US 94131	3,739,272